SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

ITEM 5. OTHER EVENTS.

On February 26, 2003, Conceptus, Inc. issued a press release announcing financial result for the three months and year ended December 31, 2002. Text of the press release follows:

SAN CARLOS, Calif. (February 26, 2003) – Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure EssureTM, today announced financial results for the three months and year ended December 31, 2002. Highlights of the 2002 fourth quarter and subsequent weeks in 2003 include:

■	FDA approval of Essure in November and initial market introduction in the U.S.
■	Positive reimbursement progress among payors
■	Fully enrolled physician training sessions
■	Formal market launch scheduled at the American College of Obstetrics and Gynecology (ACOG) meeting in April

For the fourth quarter of 2002, Conceptus reported a net loss of $11.9 million, or $0.56 per share, compared with a net loss of $5.3 million, or $0.34 per share, in the comparable period last year. Net sales for the fourth quarter of 2002 were $465,000, up from $115,000 for the fourth quarter of last year. The increase was attributable to increased commercial sales of Essure.

Cost of sales and start-up manufacturing costs, representing the cost of early stage product manufacturing and limited production volumes, were $658,000 in the 2002 fourth quarter, compared with $273,000 in the 2001 fourth quarter. Research and development expenses declined to $1.7 million for the 2002 fourth quarter, from $2.2 million in the prior-year fourth quarter. The decline reflects the decreasing trend of clinical and regulatory affairs expenses related to the Essure PMA. Selling, general and administrative expenses were approximately $10.2 million for the three months ended December 31, 2002, compared with $3.1 million in the comparable period last year. The increase was primarily related to the progressive build out of the U.S. sales and marketing organization, as well as activities related to physician training and initial advertising and public relations efforts to market Essure in the U.S.

For the year ended December 31, 2002, the Company reported a net loss of $32.5 million, or $1.71 per share, compared with a net loss of $18.1 million, or $1.33 per share, in the prior year. Net sales during 2002 were $1.7 million, compared with $401,000 during 2001.

Cash, cash equivalents, short-term investments and restricted cash were $70.7 million as of December 31, 2002, compared with $33.8 million as of December 31, 2001. The increase reflects the successful completion of a follow-on public equity offering in June 2002.

“We are very pleased with the pace of the Essure product introduction, and have held physician training sessions in a number of cities across the U.S with over 500 attendees to date,” commented Steve Bacich, president and chief executive officer. “We are in the process of performing preceptoring cases with these physicians with the ultimate goal of hitting our target of training and preceptoring up to 700 physicians by the end of 2003. Moving doctors into their preceptoring phase requires the completion of many logistical steps, each of which takes time. The steps of introducing Essure into some new facilities include the process of obtaining approvals from new technology review or purchasing committees and working with the payor community on obtaining reimbursement. These steps hold true for the introduction of any new medical technology or procedure. On a high note, claims submitted to date on Essure have been paid by the payors. As a critical step in the adoption of Essure, the greater clarity as to reimbursement levels and billing practices we are seeing will allow us to share this information with new customers.”

“In addition to the programs planned for our upcoming formal launch of Essure at the ACOG meeting in New Orleans on April 26-30, we are proud of the fact that the Essure product will be a main topic of the Continuing Medical Education (CME) symposia at this meeting as well as the subject of two additional presentations. The formal launch at this meeting will be timed with the roll out of direct-to-consumer and media awareness programs in certain regions of the U.S. where an installed base of trained physicians has been established. We are excited about the foundation we are laying for Essure and the future that is being created for it,” continued Mr. Bacich.

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 30 days.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, the results of our marketing programs and levels of payor reimbursement, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by regulatory authorities and insurance carriers, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net sales	$465	$115	$1,650	$401
Operating costs and expenses:
Cost of sales and start-up manufacturing costs	658	273	3,142	1,456
Research and development	1,730	2,165	8,230	7,983
Selling, general and administrative	10,210	3,145	23,417	9,776

Total operating costs and expenses	12,598	5,583	34,789	19,215

Operating loss	(12,133)	(5,468)	(33,139)	(18,814)
Interest and other income, net	282	195	629	740

Net loss	$(11,851)	$(5,273)	$(32,510)	$(18,074)

Basic and diluted net loss per share	$(0.56)	$(0.34)	$(1.71)	$(1.33)

Shares used in computing basic
and diluted net loss per share	21,297	15,443	18,968	13,561

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,
	2002	2001
Cash, cash equivalents, short-term investments and restricted cash	$70,734	$33,803
Accounts receivable, net	581	247
Inventories, net	2,524	1,134
Other current assets	797	556

Total current assets	74,636	35,740
Property and equipment, net	2,474	1,658
Other assets	185	380

Total assets	$77,295	$37,778

Current liabilities	$6,364	$4,117

Long term liabilities	217	486

Common stock	188,435	118,397
Accumulated other comprehensive income	11	—
Accumulated deficit	(117,732)	(85,222)

Total stockholders’ equity	70,714	33,175

Total liabilities and stockholders’ equity	$77,295	$37,778

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC (Registrant)

By:	/s/ Glen K. Furuta
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated: February 28, 2003